Exhibit 99.1

Vivakor Announces Results of Special Meeting of Shareholders with All Proposals Approved with Greater than 90% Voted For Each Proposal

Friday, 17 November 2023 09:00

Chairman and CEO James Ballengee's Compensation Stock Issuance at $1.08 per Share, and Jorgan Development, LLC's Note Conversion Stock Issuance at $1.42 per Share, are 42% and 87% Premium to Current Market Price, Respectively

DALLAS, TX / ACCESSWIRE / November 17, 2023 / Vivakor, Inc. (Nasdaq:VIVK) ("Vivakor" or the "Company"), a clean energy technology company focused on the oil remediation and natural resources sectors, is pleased to announce that all of its proposals were approved and with greater than 90% voted for each proposal at its Special Meeting of Shareholders held on November 10, 2023.

Vivakor Chairman and Chief Executive Officer James Ballengee commented, "I want to thank our shareholders for their overwhelming support in favor of these now passed proposals. Of note, I would like to point out that I am now the single largest shareholder and have accepted the Acquisition Stock Issuance and CEO Compensation Shares at $1.08 and $1.42 per share, which is currently 42% and 87% above Vivakor's current market price, respectively. Moving forward, I intend to continue receiving 100% of my annual salary in Vivakor common stock which underlies my belief in the future of the Company. I am confident in what we have here and enthusiastic about the future of Vivakor, Inc."

The following proposals were all approved:

●	Acquisition Stock Issuance, pursuant to the Membership Interest Purchase Agreement
●	CEO Compensation Shares
●	Vivakor, Inc. 2023 Equity and Incentive Plan
●	Amendment to Articles of Incorporation to amend its federal forum selection provision
●	Amendment to Articles of Incorporation to increase the Company's authorized number of shares of Common Stock to 200 million
●	Adjournment of the stockholder meeting

Information about the proposals can be found in the Definitive Schedule 14-A filed with the Securities and Exchange Commission on September 26, 2023.

About Vivakor, Inc.

Vivakor, Inc. (NASDAQ:VIVK), is a clean energy technology company focused on the oil remediation and natural resources sectors. Vivakor's corporate mission is to create, acquire, accumulate, and operate distinct assets, intellectual properties, and exceptional technologies. Its Silver Fuels Delhi, LLC, and White Claw Colorado City, LLC subsidiaries include crude oil gathering, storage, and transportation facilities, which feature long-term ten year take-or-pay contracts.

The Company's patented Remediation Processing Centers allows for the environmentally-friendly recovery of bitumen (heavy crude) and other hydrocarbons from the remediation of contaminated soils. It is believed to be the only remediation system that can clean soils with more than 5% by weight oil contamination while recovering the oil and leaving the soil fully viable for reuse. Its Remediation Processing Centers currently focus on extraction from shallow, oil-laden sands, along with generating petroleum-based remediation projects in Kuwait and in Houston, Texas.

For more information, please visit our website: http://vivakor.com

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including economic slowdown affecting companies, our ability to successfully develop products, rapid change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Vivakor's filings with the Securities and Exchange Commission, which factors may be incorporated herein by reference. Forward-looking statements may be identified but not limited by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," or "continue" and variations or similar expressions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Investors Contact:
P:949-281-2606
info@vivakor.com

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